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                                                                     EXHIBIT 3.1



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CHEVRON CORPORATION


         CHEVRON CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The Corporation was originally incorporated under the name Standard Oil Company of California. The date of filing its original Certificate of Incorporation with the Secretary of State was January 27, 1926.

         2. This Restated Certificate of Incorporation of Chevron Corporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation of Chevron Corporation only restates and integrates and does not further amend the provisions of the Corporation's Restated Certificate of Incorporation, as filed August 2, 1994 and heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read as herein set forth in full:


                                    ARTICLE I

         The name of the corporation is CHEVRON CORPORATION.

                                   ARTICLE II

         The corporation's registered office is located at 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion one hundred million (1,100,000,000), of which one hundred million (100,000,000) shares shall be Preferred Stock of the par value of one dollar


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($1.00) per share, and one billion (1,000,000,000) shares shall be Common Stock of the par value of one dollar and fifty cents ($1.50) per share.

         The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof outstanding) if the increase or decrease is approved by the holders of a majority of the shares of Common Stock, without the vote of the holders of the shares of Preferred Stock or any series thereof, unless any such Preferred Stock holders are entitled to vote thereon pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be that of a majority of the combined voting power of the Common and Preferred Stock so entitled to vote.

         2. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any shares of the Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series

                  (a) the number of its shares, which may thereafter (unless forbidden in the resolution or resolutions providing for such issue) be increased or decreased (but not below the number of shares of the series then outstanding) pursuant to a subsequent resolution of the Board of Directors,

                  (b) the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and

                  (c) the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

         3. In furtherance of the foregoing authority and not in limitation of it, the Board of Directors is expressly authorized, in the resolution or resolutions providing for the issue of a series of Preferred Stock,

                  (a) to subject the shares of such series, without the consent of the holders of such shares, to being converted into or exchanged for shares of another class or classes of stock of the Corporation, or to being redeemed for cash, property or rights, including securities, all on such conditions and on such terms as may be stated in such resolution or resolutions, and

                  (b) to make any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of the series dependent upon facts ascertainable outside this Restated Certificate of Incorporation.



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         4. Whenever the Board of Directors shall have adopted a resolution or resolutions to provide for

                  (a) the issue of a series of Preferred Stock,

                  (b) a change in the number of authorized shares of a series of Preferred Stock, or

                  (c) the elimination from this Restated Certificate of Incorporation of all references to a previously authorized series of Preferred Stock by stating that none of the authorized shares of a series of Preferred Stock are outstanding and that none will be issued, the officers of the Corporation shall cause a certificate, setting forth a copy of such resolution or resolutions and, if applicable, the number of shares of stock of such series, to be executed, acknowledged, filed and recorded, in order that the certificate may become effective in accordance with the provisions of the General Corporation Law of the State of Delaware, as from time to time amended. When any such certificate becomes effective, it shall have the effect of amending this Restated Certificate of Incorporation, and wherever such term is used in these Articles, it shall be deemed to include the effect of the provisions of any such certificate.

         5. As used in this Article IV, the term "Board of Directors" shall include, to the extent permitted by the General Corporation Law of the State of Delaware, any duly authorized committee of the Board of Directors.

         6. Holders of shares of Common Stock shall be entitled to receive such dividends or distributions as are lawfully declared on the Common Stock; to have notice of any authorized meeting of stockholders; to one vote for each share of Common Stock on all matters which are properly submitted to a vote of such stockholders; and, upon dissolution of the Corporation, to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences, if any, of any shares of Preferred Stock.

         7. The Series A Participating Preferred Stock of the Corporation shall consist of the following:

                  (a) Designation and Amount. The shares of the series of Preferred Stock shall be designated as "Series A Participating Preferred Stock," $1.00 par value per share, and the number of shares constituting such series shall be five million. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.



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                  (b)      Dividends and Distributions.

                           (i) Subject to the prior and superior rights of the
                  holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends or distributions (except as provided in paragraph (f) below), the holders of shares of Series A Participating Preferred Stock, in preference to the holders of shares of Common Stock, par value $1.50 per share (the "Common Stock"), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, in an amount per share (rounded to the nearest cent) equal to the greater of (x) $25.00 or (y) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (except as provided in paragraph (f) below) other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (ii) Other than with respect to a dividend on the
                  Common Stock payable in shares of Common Stock, the Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in subparagraph (i) above at the same time as it declares a dividend or distribution on the Common Stock. The date or dates set for the payment of such dividend or distribution on the Series A Participating Preferred Stock and the record date or dates for the determination of entitlement to such dividend or distribution shall be the same date or dates as are set for the dividend or distribution on the Common Stock. On any such payment date, no dividend or distribution shall be paid on the Common Stock until the



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                  appropriate payment has been made on the Series A
                  Participating Preferred Stock.

                           (iii) Other than as set forth in this Section 2(b),
                  no dividend or other distribution shall be paid on the Series A Participating Preferred Stock.

                  (c) Voting Rights. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

                           (i) Subject to the provision for adjustment
                  hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock into a greater number of shares, or (C) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

                           (ii) Except as otherwise provided herein or by law,
                  the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                                    (iii)(A) If at any time dividends on any
                           Series A Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a



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                           class, irrespective of series, shall have the right
                           to elect two (2) Directors.

                                    (B) During any default period, such voting
                           right of the holders of Series A Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (C) of this Section 7(c)(iii) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two
                           (2) Directors, or if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Participating Preferred Stock.

                                    (C) Unless the holders of Preferred Stock
                           shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, a Vice Chairman of the Board or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are



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                           entitled to vote pursuant to this subparagraph
                           (c)(iii)(C) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (c)(iii)(C), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                                    (D) In any default period, the holders of
                           Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph (c)(iii)(B) of this Section 7) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph
                           (iii) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                                    (E) Immediately upon the expiration of a
                           default period (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in, or pursuant to, this Restated Certificate of Incorporation or By-Laws irrespective of any increase made pursuant to the provisions of subparagraph (c)(iii)(B) of this
                           Section 7 (such number being subject, however, to change thereafter in any manner provided by law or in this Restated Certificate of Incorporation or By-Laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and



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                           (z) in the preceding sentence may be filled by a
                           majority of the remaining Directors, even though less than a quorum.

                           (iv) Following the establishment of a Fairness
                  Committee of the Board of Directors, pursuant to the provisions of Article VII of this Restated Certificate of Incorporation of the Corporation as in effect on the date hereof, no action requiring the approval of the holders of Common Stock pursuant to such provisions may be effected without the approval of the holders of a majority of the voting power of the aggregate outstanding shares of the Series A Participating Preferred Stock and the Common Stock.

                           (v) Except as set forth herein, holders of Series A
                  Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote on matters submitted to the stockholders of the Corporation as set forth herein) for taking any corporate action.

                  (d)      Certain Restrictions.

                           (i) Whenever quarterly dividends or other dividends
                  or distributions payable on the Series A Participating Preferred Stock as provided in Subsection (b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                                    (A) declare or pay dividends on, make any
                           other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

                                    (B) declare or pay dividends on or make any
                           other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    (C) redeem or purchase or otherwise acquire
                           for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior



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                           (either as to dividends or upon dissolution,
                           liquidation or winding up) to the Series A
                           Participating Preferred Stock; or

                                    (D) purchase or otherwise acquire for
                           consideration any shares of Series A Participating Preferred Stock or any shares of stock ranking on a parity with the Series A Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                           (ii) The Corporation shall not permit any subsidiary
                  of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Subsection (d), purchase or otherwise acquire such shares at such time and in such manner.

                  (e) Reacquired Shares. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         (f)    Liquidation, Dissolution or Winding Up.

                           (i) Upon any liquidation (voluntary or otherwise),
                  dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received per share, the greater of $1,000 or 1,000 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (A) the Series A Liquidation Preference by (B) 1,000 (as appropriately adjusted as set forth in subparagraph (iii) below to reflect such events as stock splits, stock dividends



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                  and recapitalization with respect to the Common Stock) (such number in clause (B), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Preferred Stock and Common Stock, respectively, holders of Series A Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                           (ii) In the event there are not sufficient assets
                  available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                           (iii) In the event the Corporation shall at any time
                  after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock (A) declare any dividend on Common Stock payable in shares of Common Stock,
                  (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (g) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of Series A Participating Preferred Stock
         (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the



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         exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

                  (h) Redemption. The shares of Series A Participating Preferred Stock shall not be redeemable.

                  (i) Ranking. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                  (j) Amendment. This Restated Certificate of Incorporation and the By-Laws of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

                  (k) Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Participating Preferred Stock.

                                    ARTICLE V

         The corporation shall be entitled to treat the person in whose name any share is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, save as expressly provided by the laws of the United States of America or of the State of Delaware.

                                   ARTICLE VI

         The Board of Directors is expressly authorized to make and alter the By-Laws of the corporation, without any action on the part of the stockholders; but the By-Laws made by the Directors and the powers so conferred may be altered or repealed by the Directors or stockholders.

                                   ARTICLE VII

         1. A Fairness Committee of the Board of Directors of the Corporation is hereby established during any period of the existence of a 10% Stockholder. The Fairness



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Committee shall have such powers and duties as may be set forth in this
Certificate of Incorporation, and such additional powers and duties as may be established and set forth in the By-Laws of the Corporation or a resolution of the Board of Directors of the Corporation. Each Director of the Corporation who is not a 10% Stockholder and has served continuously since before any current establishment of the Fairness Committee, shall be a member of such committee; no other Director shall be a member of the committee unless chosen unanimously by the other members. The Fairness Committee shall act by a majority of its members, and shall establish such other rules of procedure as it sees fit to govern its actions; provided, however, that it shall have no power to take any action unless there are at least three members in agreement on such action. The Corporation shall pay all the reasonable expenses of the Fairness Committee, including the fees and expenses of persons (including former members of the committee) hired to assist the committee or its members in their tasks, and expenses incurred by the members of the committee in the course of attending its meetings or otherwise carrying out its functions.

         2. It shall be the duty of the Fairness Committee to make a separate determination as to the fairness to the Corporation and all of its stockholders of transactions that are not in the ordinary course of the business of the Corporation. Such extraordinary transactions shall include:

                  (a) any liquidation or dissolution of the Corporation, or its merger or consolidation with or into any other corporation;

                  (b) any one or any series of sales, leases, exchanges, pledges, transfers or other dispositions of any substantial portion of the assets of the Corporation and its consolidated subsidiaries, taken as a whole;

                  (c) any substantial increase in the total debt of the Corporation and its consolidated subsidiaries, taken as a whole;

                  (d) any purchase or other acquisition of securities or other assets or liabilities from, or any loan of money or other assets to, or any guarantee of indebtedness or other obligations of, any 10% Stockholder; and

                  (e) any issuance, redemption, reclassification or other exchange or transfer (except the recordation of transfer) of securities of the Corporation or any of its subsidiaries, which, directly or indirectly, increases any 10% Stockholder's relative voting power or other beneficial interest in the Corporation or any of its subsidiaries.

If the Fairness Committee does not determine it to be in the best interests of the Corporation and its stockholders for an extraordinary transaction to proceed without special ratification by the stockholders, then such ratification shall be a condition to any corporate act that would effect or facilitate such transaction. Such ratification shall require not less than the affirmative vote of either

                  (a) two-thirds of the outstanding shares of the Common Stock of the Corporation, or

                  (b) a majority of the outstanding shares of the Common Stock of the Corporation, and a majority of the outstanding shares of the Common Stock of the Corporation excluding any shares of which any 10% Stockholder is a beneficial owner.

Any determination by the Fairness Committee or ratification by the stockholders of the Corporation pursuant to the provisions of this paragraph 2 shall not affect any other requirements that applicable law, this Certificate of Incorporation, or the By-Laws of the Corporation may establish as conditions to particular corporate acts.

         3. For purposes of this Article VII:

                  (a) "10% Stockholder" shall mean any person who is a beneficial owner of securities of the Corporation aggregating at least ten percent of the voting power of the outstanding securities of the Corporation entitled to vote on the election of Directors.

                  (b) A person shall be deemed to be a "beneficial owner" of securities if the right, pursuant to an agreement or otherwise, to

                           (i) vote such securities,

                           (ii) receive dividends or interest declared thereon,

                           (iii) dispose or receive money or other property upon
                  the sale or surrender thereof, whether at maturity or otherwise, or

                           (iv) acquire the beneficial ownership thereof,
                  whether immediately, at the expiration of a term, or upon satisfaction of any condition,

         is held or shared by

                           (i) such person,

                           (ii) anyone related to such person, or

                           (iii) anyone else with whom such person or any such
                  related person has any agreement, arrangement or understanding (except to act solely as a holder of record, or as a broker for purchasing or selling securities) for the purpose of acquiring, holding, voting or disposing of securities of the Corporation.

         Without limiting the generality of the foregoing, a person is also a "beneficial owner" of securities if such securities are listed or described in the text of, or a note to, any report on a Schedule 13-D or a Form 3 or 4 or any successor form or schedule which such person has on file with the Securities and Exchange Commission or a successor agency; and, notwithstanding any of the foregoing,

                           (i) a trustee under a qualified profit-sharing plan
                  established by the Corporation is not a beneficial owner of securities in the trust if the trustee is not permitted to vote such securities other than in accordance with the direction of the beneficiaries of the trust, and

                           (ii) the holder of a revocable proxy to vote
                  securities of the Corporation at a meeting of stockholders or with respect to a proposed action by written consent shall not be deemed a beneficial owner of such securities if such revocable proxy was solicited on the basis of information presented in a proxy statement conforming to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and such proxy holder possesses no other incident of beneficial ownership with respect to such securities.

                  (c) One is "related to" a person and is a "related person" to such person if one is

                           (i)  the spouse of such person,

                           (ii) a relative of such person or such spouse sharing
                  the home of such person,

                           (iii) a corporation, trust, estate, partnership,
                  joint venture or other organization in which such person, spouse or relative is a director, officer, trustee, executor, partner, joint venturer or other executive or manager, or in which such person, spouse or relative has a substantial beneficial interest, or

                           (iv) a person who, directly or indirectly, through
                  one or more intermediaries, controls, is controlled by, or is under common control with, any of the foregoing.

         4. The Fairness Committee shall have the power to interpret and to determine the satisfaction of all the terms, provisions and requirements of this
Article VII. If the Fairness Committee shall be unable to act, a majority of all present and former members of the Fairness Committee shall have the power to determine who is a 10% Stockholder, what transactions are extraordinary, and what percentage of the outstanding shares of the Common Stock of the Corporation that are not held by any 10% Stockholder have voted to ratify any extraordinary transaction.

         5. Nothing contained in this Article VII shall relieve any person from any fiduciary obligation otherwise imposed by law, or impose any fiduciary obligation not otherwise imposed by law on the Board of Directors of the Corporation or any committee or member thereof to approve any action or recommend its adoption or approval by the stockholders of the Corporation.

         6. Any proposal to amend or repeal any provision of this Article VII or any other proposal to amend this Certificate of Incorporation that is inconsistent with any provision set forth in this Article VII shall require not less than the affirmative vote of two-thirds of the outstanding shares of the Common Stock of the Corporation.

                                  ARTICLE VIII

         1. Not less than thirty days' prior notice of any meeting of stockholders and of any business to be conducted at such meeting, together with a proxy statement which

                  (a) complies as to form and content with the requirements which have been established for proxy statements pursuant to the Securities Exchange Act of 1934, as amended, and

                  (b) describes any action of stockholders to be taken at such meeting and the recommendations of the several Directors with respect thereto,

shall be given in writing by the Corporation to each stockholder entitled to vote at such meeting, and no business shall be conducted at such meeting except that which has been set forth in the notice of such meeting.

         2. Any action which may be taken by stockholders of the Corporation at an annual or special meeting and which requires the approval of at least a majority of

                  (a) the voting power of the securities of the Corporation present at such meeting and entitled to vote on such action, or

                  (b) the shares of the Common Stock of the Corporation present at such meeting,

may not be effected except at such an annual or special meeting by the vote required for the taking of such action.

         3. Any of the provisions of paragraph 1 or 2 of this Article VIII may be waived by the Fairness Committee, if one has been established by the provisions of Article VII of this Certificate of Incorporation, or, if no such Fairness Committee shall have been established, then by the Board of Directors of the Corporation.

         4. Any proposal to amend or repeal any provision of this Article VIII or any other proposal to amend this Certificate of Incorporation that is inconsistent with any provision set forth in this Article VIII shall require not less than the affirmative vote of two-thirds of the outstanding shares of the Common Stock of the Corporation.

                                   ARTICLE IX

         1. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

         2. To the fullest extent authorized by the Corporation Law, the corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.

         3. In serving or continuing to serve the corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article IX, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article IX shall adversely affect any right existing at the time of such repeal or modification.

         4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the corporation to pay expenses incurred by Corporate Servants in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article IX or otherwise.

         5. Any right or privilege conferred by or pursuant to the provisions of this Article IX shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

         6. As used in this Article IX:

                  (a) "Corporate Servant" means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

                  (b) "Corporation Law" means the General Corporation Law of the State of Delaware, as from time to time amended;

                  (c) "indemnify" means to hold harmless against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

                  (d) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

                  (e) "request of the corporation" includes any written authorization by an officer of the Corporation.

         IN WITNESS WHEREOF, said Chevron Corporation has caused this certificate to be signed by Kenneth T. Derr, its Chairman of the Board, and attested by Lydia I. Beebe, its Secretary, as of this 23rd day of November, 1998.

                                             CHEVRON CORPORATION



                                             By      /s/ Kenneth T. Derr
                                                --------------------------------
                                                        Kenneth T. Derr
                                                     Chairman of the Board


ATTEST:



By       /s/ Lydia I. Beebe
   --------------------------------
            Lydia I. Beebe
              Secretary